EXHIBIT 10.97

April 15, 2003

Jim J. Flatley

Jim,

[ASPECT LOGO]

We are pleased to offer you employment at Aspect Communications Corporation as President, Sales and Services, reporting to me, with an anticipated start date of as soon as possible.

Your starting salary will be $29,166.66 per month, which will be paid bi-weekly. This base salary is equivalent to approximately $350,000 per year. You will be eligible to receive incentive bonuses targeted at $262,000 annually, to be paid as follows:

a.	$50,000 guaranteed annual bonus, paid in equal quarterly amounts of $12,500, for your first two (2) years of employment.

b.	Aspect Executive Incentive Plan. Under this plan you may be eligible to receive an annual cash bonus targeted at $212,000. The amount of your bonus will be based on the Company’s performance and your completion of, or contribution to, performance milestones on your annual goals.

c.	In your first year $106,000 of the $212,000 incentive will be guaranteed, such that $53,000 will be payable after 6 months of employment and the remaining $53,000 payable at your one-year anniversary.

d.	Therefore, your annual target compensation will be $612,000.

We will recommend to the Plan Administrator of the Company’s Stock Option Plan that you be granted options to purchase 350,000 shares of Aspect Communications Corporation Common Stock. These options are granted on your start date. The grant price will be the closing price on your start date as quoted in the Wall Street Journal. In addition, you will be granted an additional 200,000 shares one year from your hire date assuming mutually agreed upon objectives are met. The strike price for the additional 200,000 shares shall be the Wall Street Journal market closing price on your one-year anniversary. All options will vest over four years: twenty-five percent (25%) will become exercisable on the first anniversary of the initial grant date, and the balance will vest in equal increments monthly over the remaining three-year period. Should your employment terminate for any reason, your options will cease to continue to vest as of your termination. Complete details of the stock option agreement will be provided to you upon approval of our options.

Further, you are also being offered a change in control agreement, which accompanies this letter.

In addition to your base salary and incentive bonuses, as additional executive benefit, you will be eligible for up to $3500.00 per year in executive expense reimbursement for any combination of the following:

•	Personal income tax preparation

•	Financial and estate planning

•	Personal physical exam

Aspect Communications
1310 Ridder Park Drive
San Jose, CA 95131-2313
tel (408) 325-2200
fax (408) 325-2260
www.aspect.com

James J. Flatley

(ASPECT LOGO)

This offer of employment is contingent upon the following:

•	Your ability to provide and maintain the proper and necessary documentation required for you and Aspect to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States. Enclosed is a complete listing of acceptable forms of documentation. If you are a foreign national requiring work authorization to begin employment, you must contact the Aspect Immigration Department at (408) 325-4102 or jang.im@aspect.com to initiate the visa process. Aspect will submit a petition on your behalf to obtain employment authorization, and will file visa applications for your immediate dependent family members. Aspect will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, Aspect reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in six (6) months of initial filing or if your petition is rejected by the proper government authorities Should economic conditions affecting Aspect’s workforce change prior to obtaining employment authorization; Aspect reserves the right to rescind this offer. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Aspect Immigration Department before beginning employment.

•	Your execution (signature) of the Aspect Employee Agreement which protects the intellectual property and confidential information of Aspect, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.

•	The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.

•	The satisfactory review and completion of professional references submitted to Aspect Communications by you.

We are looking forward to working with you at Aspect, being part of a Company that provides great value to its customers and employees. I believe that you have much to offer and much to gain in joining us. If you have any questions regarding this offer or the enclosed documents, please contact John Viera at 408-325-4972 or e-mail at john.viera@aspect.com.

Your employment will be based on the mutual consent of you and Aspect Communications. Accordingly, either you or the Company can terminate the employment relationship at will with or without cause of advance notice, at any time. Only the CEO of the Company has the authority to change the at-will nature of your employment with Aspect Communications, which must be done in a written agreement expressly for that purpose.

This letter is the complete and entire expression of our offer of employment and supersedes all other information, whether written or oral, concerning your employment offer with Aspect Communications Corporation. This offer is valid only if signed by an authorized Aspect agent.

James J. Flatley

Please indicate your acceptance of this offer by signing and returning it to John Viera immediately.

Sincerely, /s/ Beatriz V. Infante Beatriz V. Infante Chairman, President and CEO

[ASPECT LOGO]

I have read, understand and agree to the terms and conditions set forth above.

/s/ Jim Flatley Jim Flatley		Date

Start Date:	April 23, 2003

Enclosures